EXHIBIT 99.1
EchoStar Announces Agreement to Acquire Sling Media, Inc.
Combination Will Create Industry-Leading Digital Media Solutions Provider
ENGLEWOOD, Colo. and FOSTER CITY, Calif., Sep 24, 2007 (PrimeNewswire via COMTEX News Network) — EchoStar Communications Corporation (Nasdaq:DISH) announced today that it has agreed to acquire Sling Media, Inc., a privately-held digital lifestyle products company. EchoStar, through its DISH Network(r), is the third largest pay-TV provider in the United States. The transaction values Sling Media at approximately $380 million and is payable in cash and EchoStar options. The transaction is subject to customary closing conditions, and is expected to close in the fourth quarter of 2007.
Established in 2004, Sling Media has been a leading innovator in the digital lifestyle space through the introduction of the internationally-acclaimed, Emmy award-winning Slingbox(tm) and SlingPlayer(tm) software. Sling Media’s product line is distributed in over 5,000 retail stores in 11 countries.
In 2006, Sling Media created the Sling Entertainment Group with the mission of developing entertainment experiences and business models that reach beyond the Slingbox. The group also fosters and manages relationships with content creators and owners. Its first initiative, Clip+Sling(tm), dramatically changes the way consumers socialize around TV by enabling users to clip and share limited segments of their favorite television programming.
“As an early investor in Sling Media, EchoStar has been pleased with the progress and commitment the company has made establishing Sling Media and the Slingbox as powerful and beloved digital media brands,” said Charlie Ergen, CEO and co-founder of EchoStar. “With today’s increasingly mobile lifestyle, EchoStar’s acquisition of Sling Media will allow us to offer innovative and convenient ways for our customers to enjoy their programming on more displays and locations, including TVs, computers and mobile phones, both inside and outside of the home. This combination paves the way for the development of a host of new innovative products and services for our subscribers, new digital media consumers and strategic partners.”
“We are psyched to make this announcement. We have worked closely with EchoStar for more than two years, and have come to realize that both companies have similar entrepreneurial cultures and mutual dedication and passion for creating empowering experiences that benefit the consumer and the media industry,” said Blake Krikorian, co-founder, chairman and CEO of Sling Media. “By combining strategies, resources and technologies with EchoStar, Sling Media will be able to rapidly expand our open multi-platform product offerings, not only for DISH Network subscribers, but for digital media enthusiasts around the globe.”
About EchoStar Communications Corporation
EchoStar Communications Corporation (Nasdaq:DISH) has been a leader for more than 26 years in satellite TV equipment sales and support worldwide. The Company’s DISH Network(r) is the fastest-growing pay-TV provider in the country since 2000 and currently serves more than 13.585 million satellite TV customers. DISH Network(r) offers a premier line of industry-leading Digital Video Recorders (DVRs) and hundreds of video and audio channels as well as the most national HD and International channels in the U.S., Interactive TV, Latino and sports programming. DISH Network also provides a variety of package and price options including the lowest all-digital price in America and the DishDVR Advantage Package. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 300 company. Visit www.echostar.com or call 1-800-333-DISH (3474) for more information.
The EchoStar logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3707
About Sling Media, Inc.
Sling Media, Inc. is a leading digital lifestyle company offering consumer services and products that are a natural extension of today’s digital way of life. Sling Media’s product family includes the internationally-acclaimed, Emmy award-winning Slingbox(tm) that allows consumers to watch and control their living room television shows at any time, from any location, using PCs, Macs, PDAs and smartphones. For more information on Sling Media or the Slingbox, visit www.slingmedia.com.
This news release was distributed by PrimeNewswire, www.primenewswire.com
SOURCE: EchoStar
EchoStar
Kathie Gonzalez
720-514-5351
press@echostar.com
Sling Media
Brian Jaquet
415-235-4844
jaquet@slingmedia.com

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